As filed with the Securities and Exchange Commission on December 17, 2012

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Z Trim Holdings, Inc.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	36-4197173 (IRS Employer Identification No.)
1011 Campus Drive, Mundelein, Illinois (Address of Principal Executive Offices)	60060 (Zip Code)

Z Trim Holdings, Inc. Incentive Compensation Plan
(Full title of the plans)

Steven J. Cohen
President
1011 Campus Drive
Mundelein, Illinois  60060
(Name and address of agent for service)

847-549-6002
(Telephone number, including area code, of agent for service)
______________

With copies to:

Jeffrey J. LaValle
Quarles & Brady LLP
411 East Wisconsin Avenue, Suite 2350
Milwaukee, Wisconsin 53202-4497
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                  Accelerated filer ☐
Non-accelerated filer   ☐                                                                                                   Smaller reporting company ☒
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed Maximum aggregate offering price	Amount of registration fee
Common Stock	18,000,000 (1)	$1.93(2)	$34,740,000(2)	$4,738.54(2)
_____________

(1)
The Z Trim Holdings, Inc. Incentive Compensation Plan (the“ Plan”) was initially adopted by Circle Group Holdings, Inc, a predecessor of the Registrant, on June 16, 2004, and was named the Circle Group Holdings, Inc. 2004 Equity Incentive Plan.  The Plan was amended and restated with shareholder approval on December 3, 2012.  The Plan provides by its terms for the issuance of up to 18,000,000 shares of the Registrant’s common stock, par value $0.00005 per share (the “Common Stock”), after the Amendment Date.  The Plan provides for possible adjustment of the number of and class of and/or price of shares subject to awards, in the event of certain capital or other changes affecting the Common Stock. Thus, in addition to the above stated 18,000,000 shares, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may become subject to the Plan by means of any such adjustment.

(2)
Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the bid and ask price of the Common Stock on the OTC pink sheets electronic quotation system on December 12, 2012.

EXPLANATORY NOTE

The purpose of this registration statement on Form S-8 is to register a total of 18,000,000 shares of common stock, $0.00005 par value per share, of Z Trim Holdings, Inc., an Illinois corporation (the “Registrant,” “we” or “us”), issuable under the Z Trim Holdings, Inc. Incentive Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this registration statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

This registration statement incorporates by reference the documents listed below that we have previously filed with the Commission.  They contain important information about us and our financial condition.

    - The Registrant's Annual Report on Form 10-K for the year ended December 31, 2011;

    - The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

    - The Registrant's Current Reports on Form 8-K filed with the Commission on January 4, 2012 (Amendment to Form 8-K filed on October 18, 2011), January 18, 2012, February 24, 2012, April 2, 2012, May 10, 2012 and December 5, 2012; and

    - The description of Registrant's common stock contained in its registration statement on Form 10-SB dated August 21, 2001, as amended, and any further amendment or report updating that description.

In addition, all documents filed by us with the Commission subsequent to the filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement except as indicated herein.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                 Indemnification of Directors and Officers.

Section 8.75 of the Illinois Business Corporation Act of 1983 permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations.

The Registrant’s Bylaws, as amended, provide generally for the ability of the Registrant to indemnify a director and officer who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of certain other related entities.  The ability of the Registrant to indemnify its directors or officers requires that a determination be made that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which such officers or directors shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The determination as to whether indemnification of a director or officer is appropriate in accordance with the foregoing shall be made as follows: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

The Bylaws provide that the indemnification will cover all expenses (including attorney’s fees) actually and reasonably incurred in connection with such action, suit or proceeding.  To the extent that a director or officer of the Registrant has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred above, or in defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.  The Bylaws further provide that a director or officer has the right to be paid expenses incurred in defending a proceeding in advance of its final disposition upon receipt by the Registrant of an undertaking from the director or officer to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                 Exhibits.

See the Exhibit Index which is incorporated herein by reference.

Item 9.                 Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

*           *           *

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*           *           *

(h)     Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mundelein, State of Illinois, on December 17, 2012.

Z Trim Holdings, Inc.
(Registrant)

By:         /s/ Steven J. Cohen
Steven J. Cohen
President (Principal Executive Officer)

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Cohen and Brian Chaiken and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
____________________

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Office(s)	Date

/s/ Steven J. Cohen Steven J. Cohen	Director & President (Principal Executive Officer)	December 17, 2012

/s/ Brian Chaiken Brian Chaiken	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 17, 2012

/s/ Edward Smith, III Edward Smith, III	Director	December 17, 2012

/s/ Mark Hershhorn Mark Hershhorn	Director	December 17, 2012

/s/ Morris Garfinkle Morris Garfinkle	Director	December 17, 2012

/s/ Brian Israel Brian Israel	Director	December 17, 2012

Z Trim Holdings, Inc.
(the “Company”)

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith
4.1	Restated Articles of Incorporation
Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;  Illinois Statement of Resolution Establishing the Series I Preferred Stock filed as Exhibit 3.1(a) to the Company’s Current Report on Form 8-K, dated June 3, 2010; and Illinois Statement of Resolution Establishing the Series II Preferred Stock filed as Exhibit 3.1(a) to the Company’s Current Report on Form 8-K, dated March 18, 2011.

4.2	Composite Bylaws of the Company, as amended *		X
4.3	Incentive Compensation Plan	Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated December 3, 2012.
5.1	Opinion of Quarles & Brady LLP		X
23.1	Consent of M&K CPAs, LLC		X
23.2	Consent of Quarles & Brady LLP		Included in Exhibit 5.1
24.1	Powers of Attorney		See signature page.
*           For ease of understanding, the Composite Bylaws of the Company  reflect its Bylaws and the amendments to date; there have been no changes to the Company’s Bylaws since the amendment to the Bylaws was filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, dated September 18, 2008.